SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                             Amendment No. 1
                                Form N-8A

(The Form N-8A originally filed under a previous name, Capital World Opportunities Fund, Inc. on November 17, 1998, is hereby amended in its entirety.)


                        NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940

 The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
                              NEW WORLD FUND, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                             333 South Hope Street
                             Los Angeles, CA  90071

Telephone Number (including area code):

                                   213/486-9200

Name and Address of Agent for Service of Process:

                              Michael J. Downer, Esq.
              Senior Vice President - Fund Business Management Groups
                      Capital Research and Management Company
                              333 South Hope Street
                              Los Angeles, CA  90071
                              Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              YES x          NO _

Page 2
                                   SIGNATURES


 Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles, State of California, on the 2nd day of March, 1999.

                           Signature:

                           NEW WORLD FUND, INC.
                           (Name of Registrant)


                           By:  /s/ Michael J. Downer
                           Michael J. Downer, Director

Attest: /s/ Michele Y. Yang
        Michele Y. Yang, Director